Exhibit 10.1
July 31, 2009
Stephen Ambler
Re:	Terms of Resignation
Dear Stephen:
     This letter confirms the agreement between you and Immersion Corporation (“the Company”) concerning the terms of your resignation and offers you the separation compensation we discussed in exchange for a general release of claims, a covenant not to sue and other promises, as described more fully below.
     1. Resignation Date: July 31, 2009 is your last day of employment with the Company (the “Resignation Date”).
     2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on July 31, 2009, we provided you a final paycheck in the amount of $14,318.11 which represents on a gross basis $8062.84 in wages and $13,245 in accraed vacation and which final paycheck represents all wages, salary, bonuses, commissions, accrued vacation and any similar payments due you from the Company as of the Resignation Date, net of taxes and deductions for medical, dental and vision insurance premiums and contributions to your 401(k) and flexible savings account. In addition, the Company agrees to reimburse you for all reimbursable expenses no later than August 14, 2009 for which you present usual and customary evidence by August 7, 2009. By signing below, you acknowledge that the Company does not owe you any other amounts.
     3. Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in paragraphs 6 and 7 below, the agreement to cooperate set forth in paragraph 9 below and your other promises herein, the Company agrees to provide you with the following:
          a. Severance: The Company agrees to pay you, within ten (10) business days following the Effective Date (as defined in paragraph 18 below) of this agreement, a total of $104,816.92, less applicable state and federal payroll deductions, which constitutes six (6) months of your base salary.
          b. COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for six (6) months following the Resignation Date. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.

Stephen Ambler
July 31, 2009

          c. Post Termination Exercise Period: On the Resignation Date, you held the stock options to purchase the Company’s Common Stock listed on Exhibit A hereto (the “Stock Options”), and the shares subject to the Stock Options were vested and exercisable on the Resignation Date to the extent set forth on Exhibit A (the “Vested Shares”). Per your stock option agreements with the Company and the Company’s 2007 Equity Incentive Plan, you have 90 days after the Resignation Date to exercise the Vested Shares. However, the Company will agree to extend your post-termination exercise period, such that the Vested Shares shall be exercisable by you for 90 days following the date on which the Company’s trading window reopens such that you are able to exercise the options pursuant to a valid registration statement on Form S-8 and publicly trade the Vested Shares.
     By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this agreement and that you would not otherwise be entitled to the separation compensation.
     4. Return of Company Property: You hereby agree that you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control by August 7, 2009. The Company agrees that it will return all of your property within its possession or control by courier to your residence no later than August 7, 2009.
     5. Confidential Information: You hereby acknowledge that you are bound by the attached Employee Inventions and Proprietary Rights Assignment dated March 8, 2005 (Exhibit B), and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in Exhibit B), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.
     6. General Release and Waiver of Claims:
          a. The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, including claims arising out of your Amended and Restated Retention and Ownership Change Event Agreement, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including,

Stephen Ambler
July 31, 2009

without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
          b. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
          c. You and the Company do not intend to release claims: (i) that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Indemnity Agreement and/or pursuant to the Company’s bylaws. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
     7. Covenant Not to Sue:
          a. To the fullest extent permitted by law, at no time subsequent to the execution of this agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this agreement.
          b. Nothing in this section shall prohibit you from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, you understand and agree that, by entering into this agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.
          c. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
     8. Resignation From Board and Officer Positions: You agree to resign from any board or officer positions you hold with any of the Company’s subsidiaries and affiliated entities no later than the Resignation Date, by executing and submitting to the Company’s Chief Executive Officer the Notice of Resignation attached hereto as Exhibit C, and such other

Stephen Ambler
July 31, 2009

documentation provided by the Company, if any, required to verify your resignation from such positions.
     9. Agreement to Cooperate: You agree that upon reasonable request by the Company or its Board of Directors you will cooperate with the Company, including its subsidiaries and affiliated entities, in responding to or in connection with: (i) any investigation by the Audit Committee of the Company’s Board of Directors; (ii) any pending or future dispute, litigation, arbitration, regulatory investigation, or regulatory proceeding (“Dispute”) or (iii) any regulatory request or filing involving the Company or one of its subsidiaries or affiliated entities; provided that such Dispute or regulatory request or filing relates to finance or accounting issues during your tenure at the Company or a matter about which you had knowledge or for which you were responsible prior to the Resignation Date.
     10. Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, stockholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process.
     11. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
     12. Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
     13. No Admission of Liability: This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

Stephen Ambler
July 31, 2009

     14. Entire Agreement: This agreement, together with Exhibits A, B and C hereto, constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.
     15. Severability: The provisions of this agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
     16. Modification; Counterparts; Facsimile Signatures: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement. This agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original.
     17. Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this agreement within seven (7) days of signing this document and that the compensation to be paid to you pursuant to Paragraph 3 will be paid only at the end of that seven (7) day revocation period.
     18. Effective Date: This agreement is effective on the eighth (8th) day after you sign it and without revocation by you.
     19. Governing Law: This agreement shall be governed by and construed in accordance with the laws of the State of California.

Stephen Ambler
July 31, 2009

     If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely, Immersion Corporation
By:	/s/ Clent Richardson
Clent Richardson, President and Chief Executive Officer

READ, UNDERSTOOD AND AGREED
/s/ Stephen Ambler	Date: July 31, 2009
Stephen Ambler

Stephen Ambler
July 31, 2009

EXHIBIT A
STOCK OPTION CLOSING STATEMENT

Stephen Ambler
July 31, 2009

EXHIBIT B
EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT

Stephen Ambler
July 31, 2009

EXHIBIT C
RESIGNATION LETTER